Consent of Independent Certified Public Accountants





The Board of Directors
Westmoreland Coal Company:



We consent to incorporation by reference in the Registration Statements No. 2-90847 and No. 33-33620 on Forms S-8 of Westmoreland Coal Company of our report dated March 24, 1995, relating to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Westmoreland Coal Company.




	KPMG Peat Marwick LLP





Philadelphia, PA
March 31, 1995